Exhibit 23.4

Consent of Independent Registered Accounting Firm

To Board of Directors
CMHC Systems, Inc.:

We consent to the incorporation by reference in the registration statement (No. 333-129265) on Form S-3/A of Netsmart Technologies, Inc. of our report dated September 2, 2005, with respect to the consolidated balance sheets of CMHC Systems, Inc. and subsidiary as of June 30, 2005 and 2004, and the related consolidated statements of operations, stockholders’ deficit and cash flows for the three month periods then ended, which report appears in the Form 8-K/A of Netsmart Technologies, Inc. dated April 5, 2006 and to the reference to our firm under the heading “Experts” in the prospectus.

Effective February 2, 2006, Saltz, Shamis & Goldfarb, Inc. changed its firm name to SS&G Financial Services, Inc.

/s/ SS&G Financial Services, Inc.

CERTIFIED PUBLIC ACCOUNTANTS

Akron, Ohio
April 5, 2006